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                                                             EXHIBIT 2(k)(viii)


                             REIMBURSEMENT AGREEMENT

               This REIMBURSEMENT AGREEMENT is entered into as of the ___ th day of ________, 1998, between Luckygold 18A Limited (the "Seller") and ___________ (the "Sponsor"). All terms not herein defined shall have the meanings set forth in the registration statement on Form N-2 (File No. 333-49535 and File No. 811-08735), including a prospectus relating to the public offering of the Trust Enhance Dividend Securities (the "TrENDS"), (the "Prospectus").

               WHEREAS, ___________ is Sponsor of Peak TrENDS Trust, a statutory business trust organized under the laws of the State of Delaware pursuant to Declaration of Trust dated as of ________, 1998, as amended and restated as of ________, 1998 (the "Trust Agreement") (such Trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust"); and

               WHEREAS, the Seller is entering into a forward contract with the Trust pursuant to which it will sell to the Trust certain ordinary shares in Peak International Limited; and

               WHEREAS, the Seller and the Sponsor desire to make provision for the payment of certain indemnification, organization and other expenses of the Trust, and for that purpose, the Sponsor is entering into a Fund Indemnity Agreement dated the date hereof between the Sponsor and the Trust (the "Fund Indemnity Agree ment") and a Fund Expense Agreement dated the date hereof between the Sponsor and The Bank of New York in its capacities as administrator, custodian, paying agent and collateral agent for the Trust (the "Fund Expense Agreement");

               NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. AGREEMENT TO REIMBURSE FOR PAYMENTS MADE. The Seller agrees to reimburse the Sponsor from time to time for the amount of (a) any Indemnification Expenses (as defined in the Fund Indemnity Agreement) properly paid by the Sponsor pursuant to paragraph [2] or [4] of the Fund Indemnity Agreement, (b) any Addi tional Expenses (as defined in the Fund Expense Agreement) properly paid by the Sponsor pursuant to paragraph [3(c)] of the Fund Expense Agreement and (c) all amounts properly paid by the Sponsor in connection with the offering of the TrENDS pursuant to Section 3.2 of the Trust Agreement (all amounts referred to in (a), (b) or
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(c), "Reimbursable Expenses"). The Sponsor shall be reimbursed for any such amounts in New York Clearing House (next day) funds no later than five Business Days after the receipt by the Seller of written notice of such amounts due.

               2. AGREEMENT TO REFUND AMOUNTS. The Sponsor will promptly refund to the Seller any amounts refunded to the Sponsor under Section 5 or (to the extent not paid to a successor Service Provider) Section 6 of the Fund Expense Agreement.

               3. STATEMENTS AND REPORTS. The Sponsor shall retain copies of all demands, bills, invoices or other written communications received from the Trust in connection with any claim for Reimbursable Expenses and shall maintain adequate records of all disbursements of funds in connection therewith. The Seller shall have the right to inspect and to copy, at its expense, all such documents and records at all reasonable times and from time to time during the term of this Agreement.

               4. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail. The Sponsor shall promptly forward to the Seller all notices it receives from the Service Provider pursuant to Section [3] of the Fund Expense Agreement or from the Trust pursuant to Section [3] of the Fund Indemnity Agree ment. The Sponsor will not consent to any Additional Expense as defined in the Fund Expense Agreement without the consent of the Seller and will cooperate with the Seller in contesting any claim for Additional Expenses or Indemnification Expenses if directed to do so by the Seller.

               5. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no

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other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.


               6. NO THIRD PARTY BENEFICIARIES. Nothing herein, express or implied, shall give to any Person, other than the Seller and the Sponsor, and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

               7. AMENDMENT; WAIVER. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

               8. SEVERABILITY. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

               9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

               10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

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               IN WITNESS WHEREOF, the parties have hereunto executed this
Reimbursement Agreement as of the day and year first above written.

                                            LUCKYGOLD 18A LIMITED


                                            By:
                                                -----------------------
                                                   Name:
                                                   Title:

                                            -----------------------


                                            By:
                                               ------------------------
                                                   Name:
                                                   Title:

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